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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 0-17683

              PRUDENTIAL-BACHE/A.G. SPANOS REALTY PARTNERS L.P., I
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             (Exact name of registrant as specified in its charter)

      1341 West Robinhood, Suite B-9, Stockton, CA 95207,  (209) 478-0140
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Depository Units of Limited Partnership Interest
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       /X/              Rule 12h-3(b)(1)(i)       / /
Rule 12g-4(a)(1)(ii)      / /              Rule 12h-3(b)(1)(ii)      / /
Rule 12g-4(a)(2)(i)       / /              Rule 12h-3(b)(2)(i)       / /
Rule 12g-4(a)(2)(ii)      / /              Rule 12h-3(b)(2)(ii)      / /
                                           Rule 15d-6                / /

   Approximate number of holders of record as of the certification or notice date: None
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   Pursuant to the requirements of the Securities Exchange Act of 1934,
Prudential-Bache/A.G. Spanos Realty Partners L.P., I has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 13, 1999   By: A.G. Spanos Realty Partners, L.P.
                             General Partner

                         By: AGS Financial Corporation, a general partner

                         By: /s/ Arthur J. Cole
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                            Arthur J. Cole
                            President and Chief Accounting Officer
                            for A.G. Spanos Realty Partners L.P.
                            General Partner

                         By: A.G. Spanos Realty Capital, Inc., a general partner

                         By: /s/ Arthur J. Cole
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                            Arthur J. Cole
                            Vice President and Chief Accounting Officer
                            for A.G. Spanos Realty Partners L.P.
                            General Partner